EMPLOYMENT AGREEMENT


   This Employment Agreement is entered into as of January 26, 1996 by and between AMC ENTERTAINMENT INC., a Delaware corporation, and its wholly owned subsidiary, AMERICAN MULTI-CINEMA, INC., a Missouri corporation (collectively, the "Company"), and STANLEY H. DURWOOD (the "Employee").

   WHEREAS, Employee has demonstrated continued vision, innovation, knowledge and experience in the development of the motion picture exhibition industry, which has contributed to the growth and financial stability of the Company and has caused the Company to become a leader in the motion picture exhibition industry; and

   WHEREAS, the Company desires to provide certain assurances to Employee in consideration of his willingness to continue to exercise those capabilities, and the Company does not intend to employ any employee in a position superior to Employee's current title, status, duties, functions, power or otherwise without Employee's written consent, or to effectuate a change in the nature of Employee's duties, services, terms or conditions of employment without Employee's written consent; and

   WHEREAS,  the Company desires to enter into an Employment
Agreement with Employee wherein he will continue to be employed as Chief Executive Officer of the Company and serve as President and Chairman of the Board.

   In consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

   1.   Duties of Employee:  Certain Covenants of the Company.

        (a) Employee shall be employed as Chief Executive Officer of the Company and, subject to the exercise by the Board of Directors of its fiduciary duties and powers under the Company's bylaws, will serve as its President and Chairman of the Board. Employee shall devote his full time and attention to the business of the Company and its affiliates, as reasonably directed from time to time by the Board of Directors of the Company.

        (b)  Company shall not, without Employee's written consent,
(i) require Employee to perform duties or services other than those comparable in scope, span, term and dignity to those he is presently performing; (ii) diminish or reduce the scope or span of Employee's authority or responsibilities heretofore exercised as Chief Executive Officer of the Company; (iii) change the location of Employee's office or of the Company's principal executive offices to a place which is more than 50 miles from the location of such office at the date of execution of this Agreement, or change the location of Employee's office from the location of the Company's principal executive offices; or (iv) reduce the base salary paid to Employee by Company in any fiscal year below the highest amount determined by the Compensation Committee in accordance with Section 3 hereof, or reduce any Employee Benefits (as defined below) provided to Employee below amounts generally provided to all other executives of the Company.

   2.   Term.   The term of Employee's employment with the Company
pursuant to this Agreement shall be from January 26, 1996 through January 26, 1999, subject, however, to termination of Employee's employment pursuant to Section 4 hereafter. On each January 26 hereafter, commencing in 1997, one year shall be added to the term of Employee's employment with the Company under this Agreement, so that as of each January 26 the term of Employer's employment hereunder shall be three years.

   3.   Compensation.

        (a) Employee shall receive (i) an annual base salary as determined from time to time by the Compensation Committee of the Board of Directors pursuant to paragraph 3(b) below, but not less than Five Hundred Thousand Dollars ($500,000) per annum, payable bi-weekly during the term of this Agreement, plus (ii) payments and awards under the Company's Executive Incentive Program, 1994 Stock Option and Incentive Plan and any other bonus or incentive plan in effect for executive officers from time to time, at a level reflecting his position as Chief Executive Officer, as provided in paragraph 3(b) below, plus (iii) such other awards or amounts as may be made or paid under any other compensatory arrangement, stock option plan or employee benefit plan of the Company (other than those provided for in the last sentence of this paragraph 3(a)), if any, as determined from time to time in the sole discretion of the Compensation Committee of the Board of Directors of the Company. All or a portion of any earned bonus may be deferred for a reasonable period of time determined by the Compensation Committee of the Board of Directors of the Company. Employee shall also receive his appropriate share of all benefits ("Employee Benefits") existing from time to time that inure to the benefit of all other executives of the Company, as determined in the sole discretion of the Board of Directors of the Company, such as group insurance, pension plans, thrift plans, stock purchase plans and the like.

   (b)  Not less frequently than annually, and no later than April
30 of each year commencing in 1997, the Compensation Committee of the Board of Directors will review Employee's compensation package referred to in clauses 3(a)(i) and (ii) above and make such increase in Employee's annual base salary, annual incentive cash bonus, stock incentives and other incentives, if any, as may be required to provide Employee with compensation that is comparable to that afforded chief executive officers of comparable companies (which may include companies in different industries) and not below a level which is consistent with the Company's compensation policy for the Chief Executive Officer as it exists on the date of this agreement. Each such increase shall be effective as of the first day of the fiscal year in which such April 30 occurs.

   (c) The Company shall use its best efforts to provide Employee at the Company's expense with a life insurance policy on his life in an amount up to $5,000,000 and pay the premiums thereon, and shall pay Employee annually, in addition to the other compensation provided for in this Section 3, an amount equal to the incremental income tax incurred by Employee as a result of the payment of such premiums, inclusive of the additional income taxes owed by Employee upon the Company's payment of such obligation.

   4.   Termination; Severance.

        (a) Termination Without Severance. The employment of Employee with the Company may be terminated without severance (i) upon Employee's resignation or voluntary departure from the Company (except under the circumstances described in paragraph 4(b) below); or (ii) if, during the term of this Agreement, Employee engages in intentional misconduct or a knowing violation of law or breaches his duty of loyalty to the Company.

        (b) Termination With Severance.

            (i) The employment of Employee with the Company may be terminated with severance (A) upon the Employee's death, in which event the severance compensation payment shall be paid to
   Employee's estate;  (B)   upon the Employee's disability which
   renders him unable to perform his usual and customary duties for a period of 180 consecutive days; (C) without cause, by the Board of Directors of the Company; or (D) by the Employee if the Company violates any of its covenants herein, including those in
   Section 1.

            (ii) Upon any termination of Employee's employment pursuant to this paragraph 4(b), the Company shall elect and pay to Employee one of the two alternative severance compensation payments described in clause (A) or (B) below.:

                (A) Installment Payments. An amount equal to three times the sum of annual base salary of Employee in effect at the time of termination plus the average of all annual incentive or discretionary cash bonuses paid to Employee with respect to the three fiscal years preceding the year in which such termination occurred, payable in advance at the beginning of each month in equal monthly installments over the three years immediately following the date of termination;

                OR

                (B) Lump-sum Payment. Within 30 days of the date of termination, Employee shall receive an amount equal to the net present value of the payments described in paragraph 4(b)(ii)(A) above.

   The discount of such payments to their net present value shall utilize a discount rate equal to the prime rate of interest published in The Wall Street Journal on the date of termination (such prime rate currently defined in The Wall Street Journal as the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks) or if such rate is not available, then the prime rate of interest of Boatmen's Bank of Kansas City in effect on the date of termination (hereinafter the "Prime Rate").

        The Company shall have the right to elect either the severance compensation described in clause (A) or (B) above, at its sole discretion.

   5. Confidentiality. Employee acknowledges that he knows and in the future will know information relating to the Company and its affiliated companies and their respective operations that is confiden-tial or a trade secret. Such information includes information, whether obtained in writing, in conversation or otherwise, concerning corporate strategy, intent and plans, business operations, financing, pricing, costs, budgets, equipment, potential locations of new screens, the status, scope and terms of pending negotiations and transactions, the terms of existing or proposed leases, contracts and obligations, and corporate and financial reports. Such confidential or trade secret information does not, however, include information in the public domain unless Employee has, without authority, made it public.

   Employee agrees: (i) not to disclose such information to anyone except in confidence and as is necessary to the performance of duties for the Company; (ii) to keep such information confidential; (iii) to take appropriate precautions to maintain the confidentiality of such information; and (iv) not to use such information for personal benefit or the benefit of any competitor of the Company or any other person.

   Upon termination of his employment with the Company, Employee shall return all materials in his possession or under his control which were prepared by or relate to the Company or its affiliates.

        6. Survival. Upon termination of Employee's employment with the Company, the respective rights and obligations of the Company and Employee under Sections 1, 2 and 3 hereof shall cease. However, the Company's and Employee's obligations under Sections 4 and 5 hereof shall survive the termination of Employee's employment with the Company.

   7. Assumption. The Company shall obtain the express written assumption of this Agreement by any successor of the Company or any assignee of all or substantially all of the Company's assets at or prior to such succession or assignment. Such assumption shall not relieve the Company of any liability under this Agreement.

   8.        Miscellaneous Provisions.   This Agreement shall be
binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, personal representatives, successors and permitted assigns. This Agreement shall be governed by the laws of the State of Missouri. This Agreement represents the entire agreement of the parties hereto with respect to the subject matter hereof and shall not be amended except by a written agreement signed by all the parties hereto. This Agreement supersedes any prior oral or written agreements or understandings between the Company, or any affiliate of the Company, and Employee concerning Employee's relationship and employment with the Company or any affiliate of the Company. This Agreement shall not be assignable by the Company without prior written consent of the Employee.

   IN WITNESS WHEREOF, the parties have executed this Employment
Agreement as of the day and year first above written.

"COMPANY"

AMC ENTERTAINMENT INC.



By:/s/ Peter C. Brown                By: /s/ Philip M. Singleton
    Peter C. Brown,                        Philip M. Singleton,
    Executive Vice President               Executive Vice President
    and Chief Financial Officer            and Chief Operating
                                           Officer


AMERICAN MULTI-CINEMA, INC.



By:/s/ Peter C. Brown               By: /s/ Philip M. Singleton
    Peter C. Brown,                        Philip M. Singleton,
    Executive Vice President               Executive Vice President
    and Chief Financial Officer            and Chief Operating
                                           Officer







"EMPLOYEE"



/s/ Stanley H. Durwood
    Stanley H. Durwood